SUBSIDIARIES OF TEMPUR-PEDIC INTERNATIONAL INC.

Entity	State or Country of Organization
Tempur World, LLC	Delaware
Tempur Production USA, Inc.	Virginia
Dawn Sleep Technologies, Inc.	Delaware
Tempur-Pedic North America, Inc.	Delaware
Tempur-Pedic Technologies, Inc.	Delaware
Tempur World Holdings S.L.	Spain
Dan-Foam ApS	Denmark
Tempur UK, Ltd.	United Kingdom
Tempur Japan Yugen Kaisha	Japan
Tempur International Limited	United Kingdom
Tempur Danmark A/S	Denmark
Tempur Suomi OY	Finland
Tempur Norge AS	Norway
Tempur Sverige AB	Sweden
Tempur Italia Srl	Italy
Tempur France SARL	France
Tempur Holding GmbH	Germany
Tempur Sleep Center GmbH	Germany
Tempur Deutschland GmbH	Germany
Tempur Schweiz AG	Switzerland
Tempur Pedic Espana SA	Spain
Tempur Singapore Pte Ltd.	Singapore
Tempur Benelux B.V.	Netherlands
Tempur Osterreich GmbH	Austria
Tempur Australia Pty. Ltd.	Australia